Exhibit (a)(1)(L)

[FORM OF CONFIRMATION OF PARTICIPATION IN OPTION EXCHANGE OFFER]

Confirmation of Participation in Option Exchange Offer

Our offer to eligible employees, consultants and directors to exchange certain outstanding stock options that commenced on November 17, 2009 expired at 9 p.m. U.S. Pacific Time on December 15, 2009.

This message confirms that on December 15, 2009, we accepted for exchange and canceled all of your eligible stock options that you tendered for exchange with your Election Form.

Upon the terms and conditions described in the Offer to Exchange and your Election Form, on December 15, 2009, we granted to you restricted stock rights in replacement of your canceled stock options.

Shortly, we will deliver to you a Restricted Stock Agreement via the Morgan Stanley Smith Barney website at www.benefitaccess.com (in the form previously provided to you, but with the blanks filled in).  You will be required to accept the agreement by March 1, 2010.  If you do not accept the agreement by March 1, 2010, you will forfeit the agreement and all of your restricted stock rights.

If you have any questions, please telephone Joy E. Leo at +1 (408) 938-6477 or send an email to tenderoffer@pdf.com.

Thank you,

Joy E. Leo